                                                Filed Pursuant to Rule 424(b)(1)
                                                              File No. 333-66500

PRICING SUPPLEMENT NO. 1                               TRADE DATE: 08/09/01
(To Prospectus dated August 8, 2001)                   ISSUE DATE: 08/14/01



                               4,245,525 SHARES
                                 COMMON STOCK

                             WARRANTS TO PURCHASE
                       1,018,926 SHARES OF COMMON STOCK

                                    [LOGO]

                      INCARA PHARMACEUTICALS CORPORATION

    This is a pricing supplement to our prospectus dated August 8, 2001. It covers our sale on August 9, 2001 of 4,245,525 shares of our common stock and warrants to purchase 1,018,926 shares of our common stock with an exercise price of $2.025.

                                              Per Share       Total
                                              ----------      -----
Public offering price                        $ 1.62(1)(2)  $6,877,750
Placement agent's commission (3)             $.1134        $  427,892
Net proceeds to Incara Pharmaceuticals
  Corporation after placement agent's
  commission(4)                              $1.5066       $6,449,858

     (1) The last sale price of our common stock as quoted on the Nasdaq National Market on the day before the trade date.

     (2)  There is no separate purchase price for the warrants.

     (3) Represents 7% of the public offering price, payable on 3,773,300 shares. We will also issue to Petkevich & Partners, LLC a warrant to purchase 48,902 shares of our common stock with an exercise price of $2.025, which is equal to 125% of the public offering price.

     (4) Commission is payable on 3,773,300 shares of the 4,245,525 shares sold. We will receive the full public offering price on 472,225 shares of common stock sold.

     Our common stock is traded on the Nasdaq National Market under the symbol "INCR".

                              ___________________

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2 of the Prospectus.

                              ___________________

     Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.


                           Petkevich & Partners, llc

             The date of this pricing supplement is August 9, 2001.